DocuSign Envelope ID: 645EA733-5B57-43A2-B6C4-05BBE2F9CCE5

AMENDMENT

Effective this 4th day of May 2022, **Digital Cavalier Technology Services Inc. d/b/a YOUNEEQ**, a British Columbia, Canada corporation, ("YOUNEEQ") and **American Hemp Ventures, Inc.**, a Nevada Corporation, ("AMHV"), hereinafter the Parties, agree to amend the Licence Agreement executed on February 9th, 2022 (attached as Appendix "A" for reference).

By mutual consent, the Parties agree to amend Section 2, clause (b) and Section 4, clause a)i), which currently read as follows:

2. LICENSE CONSIDERATION AND TERMS

(b) AMHV shall issue thirty million (30,000,000) fully paid and non-assessable common shares of AMHV to Digital Cavalier Technology Services Inc., or its Assigns.

And amend this Clause to read as follows:

(b) AMHV shall issue 3,000 fully paid and non-assessable Preferred "A" shares, which are each convertible into 10,000:1 voting and conversion rights to Digital Cavalier Technology Services Inc., or its Assigns for this Licence, which is valued by the Parties at USD$50,000.00.

4. TERMINATION

a) This Agreement may be terminated prior to the expiration of the term set forth in Section 3 upon the concurrence of any of the following events:

i) AMHV's failure to pay YOUNEEQ for any Licence Fees shall be grounds for the termination by YOUNEEQ of this license, at its sole discretion. However, all shares received by YOUNEEQ hereunder shall be fully earned and deemed fully paid and non-assessable and non-cancellable for any reason.

And amend this clause to read as follows:

a) This Agreement may be terminated prior to the expiration of the term set forth in Section 3 upon the concurrence of any of the following events:

i) AMHV's failure to pay YOUNEEQ for any Licence Fees during the first year of this Agreement, then that shall be grounds for the termination by YOUNEEQ of this licence, at its sole discretion. In consideration, YOUNEEQ will retain 500 fully paid and non-assessable Preferred "A" shares that shall be fully earned and deemed fully paid and non-assessable and non-cancellable for any reason. Further, should the contemplated merger of YOUNEEQ and AMHV not conclude by February 8th, 2023, then AMHV will have the right to convert all Licence Fees paid to YOUNEEQ into equity in YOUNEEQ at CDN$0.10 per share at the first anniversary of this Agreement and Youneeq shall forfeit and resign all Board seats.

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

Digital Cavalier Technology Services Inc.	**American Hemp Ventures, Inc.**
DocuSigned by: Murray Galbraith	DocuSigned by: [signature]
Authorized Signatory	Authorized Signatory